Exhibit 99.1

Nalco Holding Company and Subsidiaries
Segment Information
2004 Results Reclassified to Conform with 2005 Presentation

(dollars in millions)	Three Months ended March 31, 2004	Three Months ended June 30, 2004	Three Months ended September 30, 2004	Three Months ended December 31, 2004	Year ended December 31, 2004
Industrial and Institutional Services	$329.3	$349.1	$354.0	$363.7	$1,396.1
Energy Services	194.2	198.4	200.4	213.6	806.6
Paper Services	164.1	161.2	164.6	173.0	662.9
Other	25.7	31.7	55.2	55.1	167.7
Net Sales	$713.3	$740.4	$774.2	$805.4	$3,033.3

Segment direct contribution:
Industrial and Institutional Services	$79.9	$90.6	$88.2	$94.8	$353.5
Energy Services	44.3	44.0	42.1	43.1	173.5
Paper Services	42.1	36.4	37.0	40.3	155.8
Other	(34.9)	(13.5)	(7.9)	(21.8)	(78.1)
Total segment direct contribution	131.4	157.5	159.4	156.4	604.7

Expenses not allocated to segments:
Administrative expenses	45.8	50.9	41.7	50.6	189.0
Amortization of intangible assets	24.2	24.9	23.9	23.3	96.3
In-process research and development	122.3	—	—	—	122.3
Business optimization expenses	—	—	—	1.7	1.7
Operating earnings (loss)	(60.9)	81.7	93.8	80.8	195.4
Other income (expense), net	(3.5)	(1.8)	(1.2)	(50.5)	(57.0)
Interest income	2.7	2.7	2.3	2.5	10.2
Interest expense	(61.0)	(62.7)	(64.0)	(63.1)	(250.8)
Earnings (loss) before income taxes	$(122.7)	$19.9	$30.9	$(30.3)	$(102.2)